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Exhibit 11.1
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


                         OPEN ENVIRONMENT CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                         THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,

                                              1996        1995            1996        1995
                                          -----------  ----------      ----------  ----------
                                          (restated)   (restated)      (restated)  (restated)
Weighted average shares of
  common stock outstanding                  7,516,884    6,928,430      7,497,657    5,775,897

Common stock equivalents:
  Series A Convertible Preferred
   Shares                                                  142,857                     569,060

  Dilutive effect of stock options                       1,270,376                   1,271,550
                                           ----------   ----------     ----------    ---------
                                            7,516,884    8,341,663      7,497,657    7,616,507
                                           ==========   ==========     ==========    =========

Net income (loss)                         ($7,679,025)   $ 848,769   ($12,645,610)  $1,198,032
                                           ==========   ==========    ===========    =========
Net income (loss) per share                    ($1.02)       $0.10         ($1.69)       $0.16
                                           ==========   ==========    ===========    =========

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